Exhibit 10.1

RESCISSION AGREEMENT

This Rescission Agreement (“Agreement”) is entered into as of the 26th day of April 2023 (the “Execution Date”) by and between Metropolitan Bank Holding Corp., a New York corporation (the “Company”), and Mark DeFazio (the “Recipient”). Each of the Company and Recipient is referred to herein as a “Party” and collectively they are referred to as “Parties.” This Agreement is effective upon the Execution Date.

RECITALS

WHEREAS, the Company and the Recipient purported to enter into a loan agreement on March 6, 2023 (the “Loan Agreement”).

WHEREAS, the Company and the Recipient entered into the option agreements listed on Exhibit A hereto (the “Option Agreements”) pursuant to which Recipient was granted options (the “Options”) to purchase shares of the Company’s common stock (the “Option Shares”).

WHEREAS, on March 6, 2023, the Recipient exercised Options to acquire 220,200 Option Shares and used the proceeds received pursuant to the Loan Agreement (the “Loan”) to fund the payment of the option exercise price and the payment of withholding taxes and payroll taxes associated therewith, which taxes were remitted by the Company to the appropriate taxing authority (the “Option Exercise”).

WHEREAS, after careful consideration and discussion between the Parties, the Company and Recipient each wish to rescind and cancel the Option Exercise, the Loan and the Loan Agreement such that each Party is restored to the relative positions status quo ante each would have occupied had the Recipient not exercised the Options and consummated the Option Exercise and the Parties had not entered into the Loan Agreement.

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Recipient has repaid, in full, the amounts owed to the Company pursuant to that certain loan agreement the Company and the Recipient entered into on August 15, 2021.

NOW THEREFORE, in consideration of the foregoing premises, the Company and Recipient hereby irrevocably agree to all of the following:

Section 1. Rescission of Loan and Option Exercise. To the extent not already deemed void as a matter of law, the Parties agree that each of the Loan, the Loan Agreement and the Option Exercise is hereby irrevocably rescinded and cancelled and is hereby deemed null and void ab initio without consideration (the “Rescission”). In connection with the Rescission, (i) Recipient has surrendered and returned to the Company all Option Shares without consideration and the Option Shares are no longer outstanding, (ii) the Options shall be considered unexercised and shall continue to be subject to the terms and conditions as set forth in the Option Agreements, including the vested status of the Options, and (iii) (a) the Parties shall have no rights or obligations under the Loan or the Loan Agreement, (b) the promissory note evidencing the Loan has been surrendered to the Recipient for cancellation, and (c) any taxes previously remitted by the Company to a taxing authority funded from the proceeds of the Loan shall inure to the benefit of the Company.

Section 2. Tax. For U.S. federal, state, local and non-U.S. income tax purposes, the Parties intend that this Agreement be treated as effecting a “rescission” of the transactions described in Section 1 hereof in accordance with the principles set forth in Revenue Ruling 80-58, 1980-C.B. 181 and agree to take all positions with any taxing authority, including in the filing of any tax returns, consistent with such treatment. Further, the Parties agree to use reasonable commercial efforts to defend such tax returns. The Company will deliver a revised year to date earnings statement according to the above rescission to Recipient within thirty (30) days of the date hereof reversing the tax withholding on each option exercise according to the schedule on Schedule A hereto.

Section 3. Miscellaneous Provisions.

(a)       Effectuation of Agreement. The Parties agree that they will execute any further instrument or instruments, and that they will perform any act or acts, which are or may become necessary to effectuate any of the terms or provisions of this Agreement. Each Party will reflect all material items of income, deduction, gain and loss on its respective income tax returns, tax and payroll reporting and quarterly or year-end statements and other filings as if the Options had not been exercised and the Loan and Loan Agreement had not occurred. The Parties acknowledge that filings with regulatory authorities, other than taxing authorities, by the Recipient will be consistent with this Agreement and the rules and regulations of any such authority.

(b)       Return of Funds and Property. Any funds and/or other property received by Recipient for any reason in connection with either the Loan and/or the Option Exercise has been repaid by Recipient to the Company. Any principal and any interest paid by Recipient to the Company in respect of the portion of the Loan applied by Recipient for the Option Exercise has been repaid by the Company to Recipient. Any dividends received by the Recipient (whether distributed in stock, cash or other property) in respect of the Option Shares have been returned or repaid by Recipient to the Company.

(c)       Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(d)       Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

(e)       Entirety of Agreement. Other than the Option Agreements, which have been reinstated, this Agreement constitutes the entire agreement between Recipient and the Company as it relates to its subject matter and supersedes all prior agreements, promises, understandings, covenants, arrangements, communications, representations and warranties, whether oral or written, by any person, officer, employee or representative of any Party hereto in respect of such subject matter. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by Recipient and by a duly authorized officer of the Company (other than Recipient). No waiver by either Party hereto at any time of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No consideration was provided to either Party by the other Party in connection with executing this Agreement.

(f)       Headings. The section and paragraph headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

(g)       Notice. Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication.

(h)       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile, PDF copies or other electronic transmission of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the Parties hereto consent to conduct the transactions contemplated hereunder by electronic means. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

(i)       Interpretation. The Company and Recipient each acknowledge that each Party to this Agreement has been represented by counsel (or had the opportunity to consult with their own counsel) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived. The above recitals are true and correct and are incorporated herein by reference.

(j)       Effect of Rescission. The Parties intend that the Rescission, which is being consummated in the same calendar year that the underlying applicable transactions first occurred, shall mean that the Parties are intended to be placed back in the same position status quo ante they were in as if the Loan was never made, the Loan Agreement was never entered into and the Option Exercise never occurred. Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement shall be interpreted in a manner consistent with the foregoing intent.

[Signature page follows.]

IN WITNESS WHEREOF, Recipient and the Company (on behalf of itself and its affiliates) hereto have each executed this Agreement as of the Execution Date.

Recipient:	Company:

/s/ Mark DeFazio	/s/ Gregory A. Sigrist
Mark DeFazio	By:	Gregory A. Sigrist
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Rescission Agreement]

Exhibit A

Option Agreements

1.	Option Agreement for 29,225 options, pursuant to the Company’s 2009 Equity Incentive Plan, dated as of October 22, 2013.

2.	Option Agreement for 16,975 options, pursuant to the Company’s 2009 Equity Incentive Plan, dated as of October 22, 2013.

3.	Option Agreement for 74,000 options, pursuant to the Company’s 2009 Equity Incentive Plan, dated as of December 2, 2013.

4.	Option Agreement for 30,000 options, pursuant to the Company’s 2009 Equity Incentive Plan, dated as of March 18, 2014.

5.	Option Agreement for 70,000 options, pursuant to the Company’s 2009 Equity Incentive Plan, dated as of June 1, 2015.

Schedule A*

Tax Withholding Information for Option Exercises

[Omitted.]

* Pursuant to Item 601(a)(5) of Regulation S-K, schedules and similar attachments to this exhibit have been omitted because they do not contain information material to an investment or voting decision and such information is not otherwise disclosed in such exhibit. The Company will supplementally provide a copy of any omitted schedule or similar attachment to the U.S. Securities and Exchange Commission or its staff upon request.